Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Justin Gioia (314-694-4003)
Analysts: Scarlett Lee Foster (314-694-8148)

MONSANTO INCREASES FULL-YEAR ONGOING EARNINGS-PER-SHARE GUIDANCE AFTER REPORTING 117% EARNINGS GROWTH IN FIRST QUARTER OF FISCAL 2009

ST. LOUIS, Jan. 7, 2009 – Greater demand in Latin America for Monsanto Company’s (NYSE: MON) products propelled the company to record-setting net sales and net income results for its fiscal 2009 first quarter, which ended Nov. 30, 2008.

In connection with these results, the company announced that it is raising full-year earnings-per-share (EPS) guidance from a range of $4.20 to $4.40 to a range of $4.40 to $4.50 on an ongoing basis. As discussed further in Note 1, at this time the company is not able to provide a reconciliation to reported EPS guidance for fiscal year 2009.

($ in millions)	First Quarter 2009	First Quarter 2008
Net Sales By Segment
Corn seed and traits	$628	$467
Soybean seed and traits	212	162
Vegetable seeds	157	130
Cotton seed and traits	47	42
All other crops seeds and traits	55	35
TOTAL Seeds and Genomics	$1,099	$836

Roundup and other glyphosate-based herbicides	$1,359	$1,008
All other agricultural productivity products	191	205
TOTAL Agricultural Productivity	$1,550	$1,213

TOTAL Net Sales	$2,649	$2,049

Gross Profit	$1,550	$1,039

Operating Expenses	$802	$656

Interest (Income) Expense – Net	$(2)	$2
Other Expense – Net	$26	$19

Net Income	$556	$256

Diluted Earnings per Share (See note 1.)	$1.00	$0.46
Items Affecting Comparability – EPS Impact
Income on discontinued operations	0.02	0.01
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$0.98	$0.45

Effective Tax Rate	24%	29%

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	First Quarter 2009	First Quarter 2008
Comparison as a Percent of Net Sales:
Gross profit	59%	51%
Selling, general and administrative expenses (SG&A)	21%	22%
Research and development expenses (excluding acquired in-process R&D)	<10%	<10%
Income from continuing operations before income taxes and minority interest	27%	18%
Net income	21%	12%

“The ongoing demand from farmers for our world-class technologies has allowed us to deliver such strong earnings growth while staying fully invested in our research and development pipeline,” said Hugh Grant, chairman, president and chief executive officer for Monsanto. “Our Latin American business once again displayed its strength and set the pace for a great fiscal 2009, giving us confidence to raise our earnings projections and helping us take another solid step toward fulfilling our 2012 gross profit commitments. And with the latest progress of our research and development pipeline, we look forward to having additional opportunities to earn farmers’ business by unlocking more yield power from their crops.”

Results of Operations
The company reported net sales of $2.6 billion for the first quarter of fiscal 2009, a 29 percent increase compared to the first quarter of fiscal 2008. Strong demand in Brazil for Roundup and other glyphosate-based herbicides led the increase in Monsanto’s first-quarter sales, followed by higher corn seed and trait sales in the United States and Brazil, and higher sales growth in soybean seeds and traits in the United States from strong early-season deliveries.

Monsanto recorded net income of $556 million for the first quarter of fiscal 2009, a 117 percent increase compared with net income of $256 million for the same period last year. Earnings per share (EPS) for the quarter were $1.00 on an as-reported basis and $0.98 on an ongoing basis, compared to year-ago EPS of $0.46 on an as-reported basis and $0.45 on an ongoing basis.  The quarter’s results included $44 million, or $0.08 per share, in discrete tax items.

The first quarter of Monsanto’s fiscal year typically and primarily reflects the impact of its Latin American businesses. The second and third quarters are expected to be the primary drivers for the company’s full-year results, as they largely reflect both the relative size of the company’s U.S. business and the importance of its seeds-and-traits business to Monsanto’s earnings.

Cash Flow
For the first quarter of fiscal 2009, net cash provided by operating activities was $114 million, compared with $996 million in the first quarter last year. Net cash provided by investing activities for the first quarter of fiscal 2009 was $10 million, compared with $256 million required for the year-ago quarter, as proceeds received from the sale of our dairy business were partially offset by capital expenditures. As a result, free cash flow was $124 million for the first quarter of fiscal 2009, compared with $740 million for the first quarter in fiscal 2008. (For a reconciliation of free cash flow, see note 1.) The decrease in the three-month comparison related mainly to a decrease in customer pre-payments in the United States due to the late corn harvest which resulted in delayed corn seed and trait orders. Net cash required by financing activities was $258 million for the first quarter of fiscal 2009, compared with $47 million for the same period in fiscal 2008.

Update to Cash Flow Guidance
Monsanto also now expects its free cash to be slightly above $1.8 billion for fiscal 2009, underscoring the company’s ability to grow yet maintain its financial discipline.

The company expects net cash provided by operating activities to be in the range of $3.0 billion, and net cash required by investing activities to be approximately $1.2 billion for fiscal 2009. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit
Seeds and Genomics	First Quarter 2009	First Quarter 2008	First Quarter 2009	First Quarter 2008
Corn seed and traits	$628	$467	$403	$285
Soybean seed and traits	212	162	145	111
Vegetable seeds	157	130	80	64
Cotton seed and traits	47	42	26	24
All other crops seeds and traits	55	35	24	11
TOTAL Seeds and Genomics	$1,099	$836	$678	$495

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	First Quarter 2009	First Quarter 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$65	$(20)
Unusual Items Affecting EBIT	None	None

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and biotechnology platforms.

Sales for Monsanto’s Seeds and Genomics segment in the first quarter of fiscal 2009 increased 31 percent ($263 million) compared to the same period last year.

Corn seed and traits net sales increased 34 percent ($161 million) to lead the overall growth in the segment for the quarter. Along with higher selling prices in the United States for corn seeds and traits, these sales increases were largely driven by the successful launches of the YieldGard Corn Borer trait technology in Brazil and the double-trait offering of YieldGard Corn Borer and Roundup Ready Corn 2 in Argentina.  The company expects to sell 1.5 million to 2 million acres of YieldGard Corn Borer in Brazil this year, and has sold more than 2 million acres of YieldGard Corn Borer and Roundup Ready Corn 2 in Argentina.

Specific to Monsanto’s U.S. corn business sales, the company anticipates triple-trait offerings through its DEKALB and American Seeds (ASI) brands to represent approximately 70 percent of their trait volume this year. The triple-trait technology offers farmers both above-the-ground and below-the-ground insect protection, as well as weed control flexibility.  The company is forecasting that its triple-trait product could be planted on 34 million to 35 million acres in the United States, an increase of roughly 17 percent to 21 percent from last year.

Soybean seed and traits net sales posted a 31 percent ($50 million) increase versus the year-ago quarter due mainly to higher U.S. sales stemming from strong early-season deliveries of its Asgrow brand.

Vegetable seeds net sales grew by 21 percent ($27 million), largely reflecting the addition of De Ruiter Seeds, which the company acquired in June 2008.  De Ruiter is a leading protected-culture vegetable seeds business based in the Netherlands.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
Agricultural Productivity	First Quarter 2009	First Quarter 2008	First Quarter 2009	First Quarter 2008
Roundup and other glyphosate-based herbicides	$1,359	$1,008	$804	$487
All other agricultural productivity products	191	205	68	57
TOTAL Agricultural Productivity	$1,550	$1,213	$872	$544

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	First Quarter 2009	First Quarter 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$673	$384
Unusual Items Affecting EBIT: EBIT from Discontinued Operations	18	9

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Sales in the first quarter of fiscal 2009 for Monsanto’s Agricultural Productivity segment grew 28 percent ($337 million) compared with the same period last year. The segment’s growth largely resulted from higher net selling prices and higher sales volumes of the company’s Roundup and other glyphosate-based herbicides in Brazil along with higher net selling prices in all major world areas.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results, future expectations and an update of projects within the company’s R&D pipeline, including the phase progression of four existing projects and the inclusion of two new projects. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: DEKALB, Asgrow, YieldGard, Roundup and Roundup Ready are trademarks of Monsanto Company and its wholly owned subsidiaries.

References to Roundup herbicides in this release mean Roundup-branded herbicides, excluding lawn-and-garden herbicide products.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Nov. 30,
	2008	2007
Net Sales	$2,649	$2,049
Cost of Goods Sold	1,099	1,010
Gross Profit	1,550	1,039
Operating Expenses:
Selling, General and Administrative Expenses	550	456
Research and Development Expenses	252	199
Acquired In-Process Research and Development	—	1
Total Operating Expenses	802	656
Income From Operations	748	383
Interest Expense	23	34
Interest Income	(25)	(32)
Solutia-Related Expenses	—	17
Other Expense, Net	26	2
Income from Continuing Operations Before Income Taxes and Minority Interest	724	362
Income Tax Provision	176	105
Minority Interest Expense	2	7
Income from Continuing Operations	$546	$250
Discontinued Operations:
Income from Operations of Discontinued Businesses	18	8
Income Tax Expense	8	2
Income on Discontinued Operations	10	6
Net Income	$556	$256
EBIT (see note 1)	$738	$364
Basic Earnings per Share:
Income from Continuing Operations	$1.00	$0.46
Income on Discontinued Operations	0.01	0.01
Net Income	$1.01	$0.47

Diluted Earnings per Share:
Income from Continuing Operations	$0.98	$0.45
Income on Discontinued Operations	0.02	0.01
Net Income	$1.00	$0.46

Weighted Average Shares Outstanding:
Basic	548.2	546.2
Diluted	557.4	557.7

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Nov. 30, 2008	As of Aug. 31, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$1,342	$1,613
Trade Receivables, Net	1,751	2,067
Miscellaneous Receivables	754	742
Deferred Tax Assets	370	338
Inventory, Net	3,012	2,453
Assets of Discontinued Operations	7	153
Other Current Assets	253	243
Total Current Assets	7,489	7,609

Property, Plant and Equipment, Net	3,153	3,323
Goodwill	2,993	3,132
Other Intangible Assets, Net	1,434	1,531
Noncurrent Deferred Tax Assets	778	1,000
Long-Term Receivables, Net	550	636
Noncurrent Assets of Discontinued Operations	—	236
Other Assets	512	524
Total Assets	$16,909	$17,991

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$70	$24
Accounts Payable	804	1,090
Income Taxes Payable	117	161
Accrued Compensation and Benefits	247	441
Accrued Marketing Programs	708	754
Deferred Revenues	607	867
Grower Production Accruals	654	172
Dividends Payable	—	132
Liabilities of Discontinued Operations	12	26
Miscellaneous Short-Term Accruals	699	772
Total Current Liabilities	3,918	4,439

Long-Term Debt	1,755	1,792
Postretirement Liabilities	575	590
Long-Term Deferred Revenue	542	566
Noncurrent Deferred Tax Liabilities	171	204
Long-Term Portion of Environmental and Litigation Liabilities	216	226
Noncurrent Liabilities of Discontinued Operations	—	52
Other Liabilities	650	748
Shareowners’ Equity	9,082	9,374
Total Liabilities and Shareowners’ Equity	$16,909	$17,991

Debt to Capital Ratio:	17%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Three Months Ended Nov. 30,
	2008	2007
Operating Activities:
Net Income	$556	$256
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	135	143
Bad-Debt Expense	36	19
Stock-Based Compensation Expense	26	19
Excess Tax Benefits from Stock-Based Compensation	(5)	(45)
Deferred Income Taxes	52	50
Equity Affiliate (Income) Expense, Net	(6)	2
Acquired In-Process Research and Development	—	1
Gain on Sale of a Business	(6)	—
Other Items	7	(13)
Changes in Assets and Liabilities That Provided (Required) Cash, Netof Acquisitions:
Trade Receivables	165	46
Inventory, Net	(832)	(460)
Deferred Revenues	(238)	933
Accounts Payable and Other Accrued Liabilities	195	99
Net Investment Hedge Settlement	18	(6)
Other Items	11	(48)
Net Cash Provided by Operating Activities	114	996

Cash Flows Provided (Required) by Investing Activities:
Capital Expenditures	(264)	(154)
Acquisitions of Businesses, Net of Cash Acquired	(2)	(92)
Purchases of Long-Term Equity Securities	(7)	(26)
Technology and Other Investments	(18)	(12)
Proceeds From Divestiture of a Business	300	—
Other Investments and Property Disposal Proceeds	1	28
Net Cash Provided (Required) by Investing Activities	10	(256)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(90)	22
Short-Term Debt Proceeds	31	—
Long-Term Debt Reductions	(4)	—
Payments on Other Financing	—	(1)
Treasury Stock Purchases	(75)	(49)
Stock Option Exercises	7	32
Excess Tax Benefits From Stock-Based Compensation	5	45
Dividend Payments	(132)	(96)
Net Cash Required by Financing Activities	(258)	(47)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(137)	58
Net (Decrease) Increase in Cash and Cash Equivalents	(271)	751
Cash and Cash Equivalents at Beginning of Period	1,613	866
Cash and Cash Equivalents at End of Period	$1,342	$1,617

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended Nov. 30,
	2008	2007
EBIT – Seeds and Genomics Segment	$65	$(20)
EBIT – Agricultural Productivity Segment	673	384
EBIT– Total	738	364
Interest (Income) Expense, Net	(2)	2
Income Tax Provision(A)	184	106
Net Income	$556	$256

(A)	Includes the income tax provision from continuing operations, the income tax provision (benefit) on minority interest, and the income tax expense on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The company is not able to provide a reconciliation to reported EPS guidance for fiscal year 2009 at this time, as it is still evaluating purchase accounting adjustments related to its recent $264 million acquisition of the Brazilian sugar cane business Aly Participacoes Ltda.  Such adjustments are dependent upon the completion of valuations of certain intangible assets, including acquired in-process R&D which requires immediate expense recognition and is expected to be significant.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2009 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Three Months Ended
	2009	Nov. 30,
	Guidance	2008	2007
Net Cash Provided by Operating Activities	$3,000	$114	$996
Net Cash Provided (Required) by Investing Activities	(1,200)	10	256
Net Cash Flow	$1,800	124	740
Net Cash Required by Financing Activities	N/A	(258)	(47)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(137)	58
Net (Decrease) Increase in Cash and Cash Equivalents	N/A	(271)	751
Cash and Cash Equivalents at Beginning of Period	N/A	1,613	866
Cash and Cash Equivalents at End of Period	N/A	$1,342	$1,617